Exhibit 99.1

Press Release

11/4/2014

FOR IMMEDIATE RELEASE:

Comstock Announces Three Million Share Repurchase Program

Reston, Virginia (November 4, 2014) – Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”), a homebuilding and multi-faceted real estate development and services company in the Washington, D.C. metropolitan area, today announced that its Board of Directors has authorized the repurchase of up to three million shares of its Class A common stock.

The shares may be repurchased from time to time in open market, in privately negotiated transactions or by other means in accordance with federal securities laws. The amount of any shares purchased and the timing of the purchases under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company’s Class A common stock, general market and economic conditions and other factors. There is no guarantee as to the exact number of shares that will be repurchased under the program, or that there will be any repurchases pursuant to the program. In addition, the stock repurchase program may be suspended, extended or terminated by the Company at any time without prior notice.

About Comstock Holding Companies, Inc.

Comstock is a homebuilding and multi-faceted real estate development and services company that builds a wide range of housing products under its Comstock Homes brand through its wholly owned subsidiary, Comstock Homes of Washington, LC. Our track record of developing numerous successful new home communities and more than 5,500 homes, together with our substantial experience in building a diverse range of products including apartments, single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments, has positioned Comstock as a leading residential developer and homebuilder in the Washington, D.C. metropolitan area. Comstock Holding Companies, Inc. is a publicly traded company, trading on NASDAQ under the symbol CHCI. For more information about Comstock or its new home communities, please visit www.comstockhomes.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements, including our ability to consummate repurchases under the share repurchase program due to changes in our stock price, economic or other market conditions, incurring substantial indebtedness with respect to projects, the diversion of management’s attention and other negative consequences. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Comstock Holding Companies, Inc.

Joseph Squeri

Chief Financial Officer

703-230-1985

or

Investor Relations

LHA

Harriet Fried / Jody Burfening

212-838-3777

hfried@lhai.com